UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2025

DIH HOLDING US, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41250	98-1624542
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Accord Park Drive; Suite D-1 Norwell, Massachusetts	02061
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 877 944-2200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	DHAI	The Nasdaq Stock Market LLC
Warrants	DHAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on April 4, 2025, the Listing Qualifications Staff (“Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) notified DIH Holding US, Inc. (the “Company”) that for the previous 30 consecutive trading days the market value of its publicly held shares had been below the minimum $15,000,000 required for continued listing as set forth in Listing Rule 5450(b)(2)(C) (the “MVPHS Rule”). Therefore, in accordance with Marketplace Rule 5810(c)(3)(D), the Company was provided 180 calendar days, or until October 1, 2025, to regain compliance with the Rule. The Company has not regained compliance with the Rule. Accordingly, this matter serves as an additional basis for delisting the Company’s securities from The Nasdaq Stock Market.

On October 7, 2025, (the “October Letter”) the Company received formal notification from the Staff that the Nasdaq Hearings Panel (the “Panel”) will consider this matter in rendering a determination regarding the Company’s continued listing on The Nasdaq Global Market. The October Letter provided that pursuant to Listing Rule 5810(d), the Company should present its views with respect to this additional deficiency at its Panel hearing. If the Company fails to address the aforementioned issue, the Panel will consider the record as presented at the hearing and will make its determination based upon that information.

As previously disclosed, on March 5, 2025, the Company received written notice from Staff which notified the Company that, for the previous 30 consecutive business days prior to the date of the MVLS Notice, the Company’s market value of listed securities (“MVLS”) closed below the $50,000,000 MVLS threshold required for continued listing on the Nasdaq Global Market under Nasdaq Listing Rule 5450(b)(2)(A) (the “MVLS Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company was provided with a compliance period of 180 calendar days in which to regain compliance with the MVLS continued listing requirement, or until September 1, 2025. The Company did not regain compliance with the MVLS Rule by September 1, 2025, and, accordingly, by letter dated September 2, 2025, the Staff notified the Company that its securities were subject to delisting from Nasdaq unless the Company timely requests a hearing before the Panel.

As previously disclosed, on March 11, 2025, the Company received written notice from Staff which notified the Company that the bid price of its Class A common stock had closed at less than $1.00 per share for the previous 30 consecutive business days prior to the date of the Bid Price Notice, as required for continued listing on the Nasdaq Global Market under Nasdaq Listing Rule 5450(b)(2)(A) (the “Bid Price Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company was provided with a compliance period of 180 calendar days in which to regain compliance with the Bid Price Rule, or until September 8, 2025. The Company did not regain compliance with the Bid Price Rule by September 8, 2025, and, accordingly, by letter dated September 12, 2025, the Staff notified the Company that this matter would serve as an additional basis for delisting, so it would need to address it before the Panel.

The Company has requested a hearing before the Panel, which has stayed the suspension of the Company’s Common Stock for a period of 15 days. In connection with this request, the Company also requested an extended stay of any further action pending the hearing (the “Additional Stay”) due to its non-compliance with the (the “Reports Rule”) as referenced in an additional basis for delisted dated September 12, 2025, since it has not filed its Form 10-Q for the period ended June 30, 2025 and Form 10-K for the period ended March 31, 2025. At the hearing, the Company will present its plan to evidence compliance with all applicable listing criteria, including the MVPHS Rule, the MVLS Rule, the Bid Price Rule and the Reports Rule, and request an extension of time. The Panel has the authority to grant the Company an extension of up to 180 days from the date of the Staff’s delist determination for the MVPHS, MVLS, and Bid Price Rules and 360 days from the initial filing delinquency. The Company is considering all options available to it to regain compliance with the MVPHS Rule, MVLS Rule, the Bid Price Rule and the Reports Rule; however, there can be no assurance that the Panel will grant the Company’s request for continued listing or that the Company will be able to evidence compliance within the period of time that may be granted by the Panel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIH HOLDING US, INC.

Date: October 8, 2025	By:	/s/ Jason Chen
Jason Chen Chief Executive Officer and Chairman